EXHIBIT 1

July 17, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated July 17, 2002, of Compass Minerals Group, Inc. and are in agreement with the statements contained in the first four paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly /s/ Ernst & Young LLP